Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of First Financial Bancorp. on Form S-4 of our report dated February 24, 2017 on the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of First Financial Bancorp. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Indianapolis, Indiana
September 22, 2017